                                                                   (EXHIBIT 12)

                          INTERNATIONAL PAPER COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN MILLIONS)
                                  (UNAUDITED)

                                                                                                               SIX MONTHS ENDED
                                                          FOR THE YEARS ENDED DECEMBER 31,                        JUNE 30,
                                             ----------------------------------------------------------        -------------------
                  TITLE                       1992         1993         1994         1995         1996         1996         1997
-----------------------------------------     -----        -----        -----        -----        -----        -----        -----
A) Earnings (loss) before income
   taxes, minority interest,
   extraordinary item and
   accounting changes                       $   226.0    $   538.0    $   715.0    $ 2,028.0    $   802.0    $   553.0     $(449.0)

B) Less: Minority interest
         expense, net of taxes                  (15.0)       (36.0)       (47.0)      (156.0)      (169.0)      (113.0)      (63.0)

C) Add: Fixed charges excluding
        capitalized interest                    325.3        365.3        412.3        605.9        672.4        324.1       329.8


D) Add: Amortization of previously
        capitalized interest                      9.9         12.2         12.8         13.0         17.8          9.1         9.8

E) Less: Equity in undistributed
         earnings of affiliates                 (19.1)       (25.9)       (49.1)       (94.5)         6.2          8.3        (7.1)
                                            ---------    ----------   ---------    ---------    ---------    ---------   ---------
F) Earnings (loss) before income taxes,
   minority interest, extraordinary
   item, accounting changes and fixed
   charges                                  $   527.1    $   853.6    $ 1,044.0    $ 2,396.4    $ 1,329.4    $   781.5     $(179.5)
                                            ---------    ----------   ---------    ---------    ---------    ---------   ---------
                                            ---------    ----------   ---------    ---------    ---------    ---------   ---------
Fixed Charges

G) Interest and amortization of
   debt expense                             $   297.1    $   334.5    $   371.0    $   542.3    $   582.8    $   286.7     $ 288.0

H) Interest factor attributable
   to rentals                                    28.2         30.8         41.3         53.0         66.0         25.6        30.0

I) Preferred dividends of subsidiary                                                    10.6         23.6         11.8        11.8

J) Capitalized interest                          42.0         12.2         18.0         58.0         66.7         29.7        33.8
                                            ---------    ----------   ---------    ---------    ---------    ---------    --------
K) Total fixed charges                      $   367.3    $   377.5    $   430.3    $   663.9    $   739.1    $   353.8     $ 363.6
                                            ---------    ----------   ---------    ---------    ---------    ---------    --------
                                            ---------    ----------   ---------    ---------    ---------    ---------    --------
L) Ratio of earnings to
   fixed charges                                 1.44         2.26         2.43         3.61         1.80         2.21
                                            ---------    ----------   ---------    ---------    ---------    ---------
                                            ---------    ----------   ---------    ---------    ---------    ---------
M) Deficiency in earnings
   necessary to cover fixed                                                                                                  543.1
   charges                                                                                                                --------
                                                                                                                          --------

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